CONSENT OF INDEPENDENT AUDITORS



         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 8, 1996 relating to the financial statements of Discovery Laboratories, Inc. which are contained in that Prospectus.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.



Richard A. Eisner & Company, LLP

New York, New York
January 2, 1997